Exhibit 11

                                      METRIS COMPANIES INC. AND SUBSIDIARIES
                                         Computation of Earnings Per Share

In thousands, except per share amounts                Year Ended December 31,
                                                     1998       1997      1996
BASIC:
Net income available to common
stockholders ..................................    $56,248    $38,058    $20,016
                                                   =======    =======    =======

Weighted average number of common
 shares outstanding ..........................      19,232     19,225     16,572

Net income per share ..........................    $  2.92    $  1.98    $  1.21

DILUTED:

Net income available to common
stockholders ..................................    $56,248    $38,058    $20,016
                                                   =======    =======    =======
Weighted average number of common
shares outstanding ............................     19,232     19,225     16,572
Net effect of assumed exercise of stock
options based on treasury stock
method using average market price .............        736      1,013        557
                                                    ------     ------     ------
                                                    19,968     20,238     17,129
                                                    ------     ------     ------


Net income per share ..........................    $  2.82    $  1.88    $  1.17